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                        CONSENT OF INDEPENDENT AUDITORS



We consent to the references to our firm under the captions "Selected Consolidated Financial Information" and "Experts" in the Registration Statement (Form S-3) and related Prospectus of St. Paul Bancorp, Inc. for the registration of $100,000,000 of Senior Notes and to the incorporation by reference therein of our report dated January 17, 1996, with respect to the consolidated financial statements of St. Paul Bancorp, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.



                                     /s/ ERNST & YOUNG LLP
                                     ERNST & YOUNG LLP



Chicago, Illinois
December 23, 1996